Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Net Income of $0.77 per Unit
Adjusted Net Income of $0.82 per Unit
Cash Distribution of $0.82 per Unit

Nashville, TN, July 28, 2026 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2026.
"Markets recovered through the second quarter as resilient economic growth and strong corporate earnings supported asset prices despite an uncertain geopolitical backdrop. On the back of that recovery, our asset under management exceeded a record $905 billion as of quarter-end, reflecting strong sales momentum and positive organic growth driven by key strategic areas of our business, including ultra-high-net-worth, SMAs, active ETFs, insurance and private markets," said Seth Bernstein, Chief Executive Officer of AllianceBernstein. "We returned to organic growth in the second quarter, generating $0.8 billion net inflows on our strongest sales quarter in five years, rebounding from outflows over the last four quarters. Activity was headlined by fixed income, including a passive $9 billion retail sub-advisory mandate coupled with continued market share gains in tax-exempt, totaling roughly $3 billion of net inflows. Alternatives/MAS generated over $4 billion of net inflows, marking our sixth consecutive quarter of organic growth for the asset class, as institutional deployments into private markets accelerated despite the headlines. Active equity and taxable outflows of roughly $11 billion and $5 billion, respectively, were driven by retail redemptions concentrated in the APAC region. Compared to prior year, base fees and adjusted operating income grew 7%, while adjusted operating margin of 33.0% expanded by 70bps. Adjusted earnings per Unit and distributions to Unitholders rose 8%."

(US $ Thousands except per Unit amounts)	2Q 2026	2Q 2025	% Change	1Q 2026	% Change
U.S. GAAP Financial Measures
Net revenues	$1,171,004	$1,088,907	7.5%	$1,201,726	(2.6%)
Operating income	$289,152	$222,094	30.2%	$326,800	(11.5%)
Operating margin	23.2%	20.7%	250 bps	26.1%	(290) bps
AB Holding EPU	$0.77	$0.64	20.3%	$0.92	(16.3%)

Adjusted Financial Measures (1)
Net revenues	$887,547	$844,434	5.1%	$871,135	1.9%
Operating income	$292,980	$272,964	7.3%	$291,180	0.6%
Operating margin	33.0%	32.3%	70 bps	33.4%	(40 bps)
AB Holding EPU	$0.82	$0.76	7.9%	$0.83	(1.2%)
AB Holding cash distribution per Unit	$0.82	$0.76	7.9%	$0.83	(1.2%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$905.5	$829.1	9.2%	$838.6	8.0%
Average AUM	$881.2	$799.5	10.2%	$865.0	1.9%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 10 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 11-13 for notes describing the adjustments.

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Bernstein further elaborated, "Retail generated $31 billion in record gross sales and $0.9 billion of net inflows, reflecting durable demand for tax-efficient income through our market-leading SMA platform. Combined with the passive fixed income mandate mentioned earlier, these gains more than offset ongoing redemptions in active equity and taxable fixed income strategies. Our institutional channel also returned to organic growth with $0.6 billion of net inflows, driven by robust deployments into our private market strategies, coupled with a deceleration in active equity outflows within the channel. Importantly, we entered the second half of 2026 with nearly $26 billion institutional pipeline AUM, including approximately $12 billion in commercial mortgage loans onboarded earlier this month, positioning the channel with encouraging momentum for the balance of the year. Within Bernstein Private Wealth, seasonal tax-related activity weighed on second quarter net flows, but we continued to attract net new assets and expand our ultra-high-net-worth client base, underscoring the value of Bernstein's advice-led model and the growing demand for sophisticated wealth solutions."

In conclusion, Bernstein remarked, “While the macroeconomic and geopolitical environment remains uncertain, we enter the second half of the year from a position of strength. Our diversified asset and wealth management platform continues to expand its presence in structurally growing areas such as private markets, insurance, retirement, wealth, active ETFs and SMAs. We remain focused on executing our strategic priorities and delivering long-term value for our clients and unitholders. As always, I would like to thank our colleagues around the world for their dedication, partnership and unwavering commitment to serving clients.”

The firm’s cash distribution per Unit of $0.82 is payable on August 27, 2026, to holders of record of AB Holding Units at the close of business on August 12, 2026.
Market Performance
Global equity and fixed income markets were up in the second quarter of 2026.

2Q 2026
S&P 500 Total Return	15.2%
MSCI EAFE Total Return	11.1
Bloomberg Barclays US Aggregate Return	0.7
Bloomberg Barclays Global High Yield Index - Hedged	3.7

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Assets Under Management
($ Billions)

Total assets under management as of June 30, 2026 were $905.5 billion, up $66.9 billion, or 8%, from March 31, 2026 and up $76.4 billion, or 9%, from June 30, 2025.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 6/30/2026	$371.1	$367.3	$167.1	$905.5
Net Flows for Three Months Ended 6/30/2026:
Active	$0.4	($7.2)	($1.8)	($8.6)
Passive	0.2	8.1	1.1	9.4
Total	$0.6	$0.9	($0.7)	$0.8

Total net inflows were $0.8 billion in the second quarter, compared to net outflows of $7.1 billion in the first quarter of 2026 and net outflows of $6.7 billion in the prior year second quarter.
Institutional channel second quarter net inflows of $0.6 billion compared to net outflows of $1.9 billion in the first quarter of 2026. Institutional gross sales of $8.3 billion increased sequentially from $5.6 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $25.8 billion at June 30, 2026 compared to $27.5 billion at March 31, 2026.
Retail channel second quarter net inflows of $0.9 billion compared to net outflows of $5.8 billion in the first quarter of 2026. Retail gross sales of $31.0 billion increased sequentially from $23.1 billion.
Private Wealth channel second quarter net outflows of $0.7 billion compared to net inflows of $0.6 billion in the first quarter of 2026. Private Wealth gross sales of $5.5 billion decreased sequentially from $6.9 billion.

Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Typically, Available Cash Flow has been the adjusted net income per Unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted net income per Unit. If management determines, with the concurrence of the Board of Directors, that certain adjustments to Available Cash Flow are necessary or unnecessary, such adjustments will be made in future periods.

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US GAAP Earnings

Revenues
Second quarter net revenues of $1.2 billion increased 8% from $1.1 billion in the second quarter of 2025. The increase was primarily due to higher investment advisory base fees, investment gains as compared to losses in the prior year and higher performance-based fees.
Sequentially, net revenues of $1.2 billion decreased 3% from the first quarter of 2026. The decrease was primarily due to lower performance-based fees, lower investment gains and lower other revenues, partially offset by higher investment advisory base fees.
Expenses
Second quarter operating expenses of $882 million increased 2% from $867 million in the second quarter of 2025. The increase is primarily due to higher employee compensation and benefits expense, partially offset by lower general and administrative ("G&A") expense and lower promotion and servicing expense. Employee compensation and benefits expense increased primarily due to higher incentive compensation, commissions and base compensation. The decrease in G&A expenses is primarily driven by a $14.3 million AB Funds reimbursement expense related to a disputed billing practice of a third-party service provider in the prior year quarter, a favorable foreign exchange impact and lower portfolio services and related expenses, partially offset by higher technology and related expenses and office-related expenses. Promotion and servicing expense decreased primarily due to lower distribution-related payments.
Sequentially, operating expenses of $882 million increased 1% from $875 million, driven primarily by higher G&A expense and higher employee compensation and benefits expense, partially offset by lower promotion and servicing expense. G&A expense increased primarily due to higher technology and related expenses and professional fees, partially offset by a favorable foreign exchange impact and lower portfolio services and related expense. Employee compensation and benefits expense increased primarily due to higher commissions and base compensation, partially offset by lower fringe benefits. Promotion and servicing expense decreased primarily due to lower distribution-related payments and travel and entertainment expense, partially offset by higher transfer fees and marketing and communications expense.
Operating Income, Margin and Net Income Per Unit
Second quarter operating income of $289 million increased 30% from $222 million in the second quarter of 2025 and the operating margin of 23.2% in the second quarter of 2026 increased 250 basis points from 20.7% in the second quarter of 2025.
Sequentially, operating income of $289 million decreased 12% from $327 million in the first quarter of 2026 and the operating margin of 23.2% decreased 290 basis points from 26.1% in the first quarter of 2026.
Second quarter net income per Unit was $0.77 compared to $0.64 in the second quarter of 2025 and decreased from $0.92 in the first quarter of 2026.

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Non-GAAP Earnings
This section discusses our second quarter 2026 non-GAAP financial results, compared to the second quarter of 2025 and the first quarter of 2026. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Second quarter adjusted net revenues of $888 million increased 5% from $844 million in the second quarter of 2025. The increase was primarily due to higher investment advisory base fees, partially offset by lower performance-based fees and lower investment gains.
Sequentially, adjusted net revenues of $888 million increased 2% from $871 million. The increase was primarily due to higher investment advisory base fees, investment gains as compared to losses in the prior quarter and higher performance-based fees, partially offset by lower other revenues.
Adjusted Expenses
Second quarter adjusted operating expenses of $595 million increased 4% from $571 million in the second quarter of 2025 primarily due to higher employee compensation and benefits expense and higher G&A expense. Employee compensation and benefits expense increased primarily due to higher incentive compensation, commissions and base compensation. G&A expense increased primarily due to higher technology and related expenses and office-related expenses, partially offset by a favorable foreign exchange impact.

Sequentially, adjusted operating expenses of $595 million increased 3% from $580 million. The increase was driven primarily by higher employee compensation and benefits expense, G&A expense and promotion and servicing expense. Employee compensation and benefits expense increased primarily due to higher incentive compensation, commissions and base compensation, partially offset by lower fringe benefits. G&A expense increased primarily due to higher technology and related expenses and professional fees, partially offset by lower portfolio services and related expense. Promotion and servicing expense increased primarily due to higher transfer fees and marketing and communication expense, partially offset by lower travel and entertainment expense.
Adjusted operating Income, Margin and Net Income Per Unit
Second quarter adjusted operating income of $293 million increased 7% from $273 million in the second quarter of 2025, and the adjusted operating margin of 33.0% increased 70 basis points from 32.3%.
Sequentially, adjusted operating income of $293 million increased 1% from $291 million and the adjusted operating margin of 33.0% decreased 40 basis points from 33.4%.
Second quarter adjusted net income per Unit was $0.82 compared to $0.76 in the second quarter of 2025 and $0.83 in the first quarter of 2026.
Headcount
As of June 30, 2026, we had 4,400 employees, compared to 4,380 employees as of June 30, 2025 and 4,454 employees as of March 31, 2026.

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Unit Repurchases

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	0.6	0.4	0.8	1.2
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$19.9	$13.2	$28.7	$43.7
Open Market Purchases of AB Holding Units Purchased (1)	0.5	0.3	0.6	1.0
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$16.9	$12.3	$21.6	$38.4
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Second Quarter 2026 Earnings Conference Call Information
Management will review second quarter 2026 financial and operating results during a conference call beginning at 9:00 a.m. (CT) on Tuesday, July 28, 2026. The conference call will be hosted by Seth Bernstein, Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, President.
Parties may access the conference call by live webcast on AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our second quarter 2026 financial and operating results on July 28, 2026.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2025 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.

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The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units for anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, for incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2026, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 31.3% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 68.1% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2026	2Q 2025	% Change	1Q 2026	% Change

GAAP revenues:
Base fees	$860,302	$805,319	6.8%	$849,182	1.3%
Performance fees	46,644	38,659	20.7	66,032	(29.4)
Distribution revenues	200,919	198,367	1.3	202,818	(0.9)
Dividends and interest	29,201	36,137	(19.2)	30,470	(4.2)
Investments gains (losses)	13,505	(7,825)	n/m	31,059	(56.5)
Other revenues	32,945	33,912	(2.9)	35,170	(6.3)
Total revenues	1,183,516	1,104,569	7.1	1,214,731	(2.6)
Less: Broker-dealer related interest expense	12,512	15,662	(20.1)	13,005	(3.8)
Total net revenues	1,171,004	1,088,907	7.5	1,201,726	(2.6)

GAAP operating expenses:
Employee compensation and benefits	471,127	439,554	7.2	467,557	0.8
Promotion and servicing
Distribution-related payments	194,074	197,521	(1.7)	196,596	(1.3)
Amortization of deferred sales commissions	21,156	21,150	—	21,495	(1.6)
Trade execution, marketing, T&E and other	42,082	40,819	3.1	40,517	3.9
General and administrative	135,133	148,018	(8.7)	130,391	3.6
Interest on borrowings	7,099	8,463	(16.1)	7,207	(1.5)
Amortization of intangible assets	11,181	11,288	(0.9)	11,163	0.2
Total operating expenses	881,852	866,813	1.7	874,926	0.8
Operating income	289,152	222,094	30.2	326,800	(11.5)
Income taxes	16,782	14,806	13.3	18,164	(7.6)
Net income	272,370	207,288	31.4	308,636	(11.8)
Net income (loss) of consolidated entities attributable to non-controlling interests	17,148	(3,179)	n/m	13,151	30.4
Net income attributable to AB Unitholders	$255,222	$210,467	21.3%	$295,485	(13.6)%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2026	2Q 2025	% Change	1Q 2026	% Change

Equity in Net Income Attributable to AB Unitholders	$79,997	$78,830	1.5%	$92,255	(13.3)%
Income Taxes	8,280	8,582	(3.5)	7,017	18.0
Net Income	$71,717	$70,248	2.1%	$85,238	(15.9)%
Net Income per Unit	$0.77	$0.64	20.3%	$0.92	(16.3)%
Distribution per Unit	$0.82	$0.76	7.9%	$0.83	(1.2)%

Units Outstanding	2Q 2026	2Q 2025	% Change	1Q 2026	% Change
AB L.P.
Period-end	294,295,573	292,080,593	0.8%	294,626,407	(0.1)%
Weighted average	294,526,202	292,063,543	0.8	293,728,550	0.3
AB Holding L.P.
Period-end	93,075,219	110,537,295	(15.8%)	93,403,853	(0.4)%
Weighted average	93,304,374	110,495,023	(15.6)	92,505,013	0.9

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2026
($ Billions)
Ending and Average	Three Months Ended
	6/30/26	6/30/25
Ending Assets Under Management	$905.5	$829.1
Average Assets Under Management	$881.2	$799.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$347.7	$335.5	$155.4	$838.6
Sales/New accounts	8.3	31.0	5.5	44.8
Redemption/Terminations	(4.3)	(27.0)	(6.2)	(37.5)
Net Cash Flows	(3.4)	(3.1)	—	(6.5)
Net Flows	0.6	0.9	(0.7)	0.8
Transfers	0.7	(0.7)	—	—
Investment Performance	22.1	31.6	12.4	66.1
End of Period	$371.1	$367.3	$167.1	$905.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$252.5	$74.7	$209.7	$93.9	$9.4	$198.4	$838.6
Sales/New accounts	13.1	0.5	7.7	6.8	9.0	7.7	44.8
Redemption/Terminations	(19.8)	(0.2)	(11.4)	(4.0)	—	(2.1)	(37.5)
Net Cash Flows	(3.9)	(0.3)	(0.9)	0.1	(0.1)	(1.4)	(6.5)
Net Flows	(10.6)	—	(4.6)	2.9	8.9	4.2	0.8
Investment Performance	37.2	11.2	2.4	1.9	0.1	13.3	66.1
End of Period	$279.1	$85.9	$207.5	$98.7	$18.4	$215.9	$905.5

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(10.6)	—	$(10.6)
Fixed Income	(1.7)	8.9	7.2
Alternatives/Multi-Asset Solutions (2)	3.7	0.5	4.2
Total	$(8.6)	$9.4	$0.8
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$297.4	$236.4	$163.0	$696.8
Non-U.S. Clients	73.7	130.9	4.1	208.7
Total	$371.1	$367.3	$167.1	$905.5

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025

Net Revenues, GAAP basis	$1,171,004	$1,201,726	$1,223,991	$1,137,147	$1,088,907	$1,080,607
Exclude:
Distribution-related adjustments:
Distribution revenues	(200,919)	(202,818)	(210,400)	(210,658)	(198,367)	(199,020)
Investment advisory services fees	(14,310)	(15,274)	(17,494)	(18,642)	(20,297)	(21,796)
Pass through adjustments:
Investment advisory services fees	(18,063)	(14,816)	(17,680)	(13,970)	(13,659)	(12,756)
Other revenues	(15,348)	(15,686)	(17,510)	(15,433)	(15,203)	(15,835)
Impact of consolidated company-sponsored investment funds	(9,374)	3,500	(1,886)	(7,059)	2,295	85
Acquisition related investment advisory and services fees	(20,915)	(42,990)	—	—	—	—
Incentive compensation-related items	(3,558)	485	(1,059)	(2,404)	(9,821)	856
Equity (gain) loss on JV	(3,652)	(48,396)	3,450	16,162	13,371	6,073
Loss (gain) on other equity method investments	2,682	5,404	(4,105)	(471)	(2,792)	—
Adjusted Net Revenues	$887,547	$871,135	$957,307	$884,672	$844,434	$838,214

Operating Income, GAAP basis	$289,152	$326,800	$308,534	$283,477	$222,094	$236,369
Exclude:
Incentive compensation-related items	913	146	(554)	1,214	1,284	258
EQH award compensation	637	405	229	344	426	246
Retirement plan settlement (gain) loss	—	—	—	(2,442)	—	20,756
Acquisition-related expenses	13,297	12,765	18,431	12,545	12,643	12,803
Equity (gain) loss on JVs	(3,652)	(48,396)	3,450	16,162	13,371	6,073
Loss (gain) on other equity method investments	2,682	5,404	(4,105)	(471)	(2,792)	—
AB Funds reimbursement (income) expense	—	—	—	(8,500)	14,296	—
Interest on borrowings	7,099	7,207	5,503	7,167	8,463	7,138
Total non-GAAP adjustments	20,976	(22,469)	22,954	26,019	47,691	47,274
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	17,148	13,151	1,541	7,129	(3,179)	895
Adjusted Operating Income	$292,980	$291,180	$329,947	$302,367	$272,964	$282,748
Operating Margin, GAAP basis excl. non-controlling interests	23.2%	26.1%	25.1%	24.3%	20.7%	21.8%
Adjusted Operating Margin	33.0%	33.4%	34.5%	34.2%	32.3%	33.7%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	6/30/2026	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Net Income, GAAP basis	$71,717	$85,238	$81,804	$73,751	$70,248	$74,034
Impact on net income of AB non-GAAP adjustments	4,409	(8,522)	5,129	5,695	13,630	14,128
Adjusted Net Income	$76,126	$76,716	$86,933	$79,446	$83,878	$88,162

Net Income per Holding Unit, GAAP basis	$0.77	$0.92	$0.90	$0.79	$0.64	$0.67
Impact of AB non-GAAP adjustments	0.05	(0.09)	0.06	0.07	0.12	0.13
Adjusted Net Income per Holding Unit	$0.82	$0.83	$0.96	$0.86	$0.76	$0.80

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JV entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JV for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

We also adjust investment advisory and services fees for pass through performance fees, primarily related to acquisition-related funds in which we do not participate in the performance.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JV and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024 following the close of the transaction with SocGen, we record all income or loss associated with the JV as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary, and as such, we exclude these amounts from our adjusted net revenues. On January 1, 2026, AB entered into an Amended and Restated Shareholder agreement with SocGen (the "Amendment Agreement") and exercised the AB option to deliver a 17.7% interest in the NA JV to SocGen. The prepaid consideration received was in excess of the carrying value of the 17.7% equity in the NA JV resulting in a gain of $48.4 million recognized in the first quarter of 2026.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the equity compensation paid by EQH to certain AB executives, as discussed below, (3) retirement plan settlement (gain)

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loss, (4) acquisition-related expenses (income), (5) income (loss) related to our equity method investments, (6) AB Funds reimbursement (income) expense, (7) interest on borrowings and (8) the impact of consolidated company-sponsored investment funds.
Long-term incentive compensation awards that are notionally invested in AB investment services are economically hedged to reduce the firm's exposure to market movements through the purchase and holding of these investments on AB’s balance sheet. Fluctuation in the value of investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted equity awards to Mr. Bernstein, our CEO, and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

The (gains) losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.

Acquisition-related expenses (income) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses (income) include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired.

We also adjust operating income to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024 following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary, and as such, we exclude these amounts from our adjusted operating income. On January 1, 2026, AB entered into an Amended and Restated Shareholder agreement with SocGen (the "Amendment Agreement") and exercised the AB option to deliver a 17.7% interest in the NA JV to SocGen. The prepaid consideration received was in excess of the carrying value of the 17.7% equity in the NA JV resulting in a gain of $48.4 million recognized in the first quarter of 2026.

During the first quarter of 2025, we identified an error in the billing practices of a third-party service provider, who had over billed certain AB mutual funds for omnibus account services, sub-accounting services, and related transfer agency expenses in prior years. In the second quarter, at the request of the mutual fund Board, AB agreed to reimburse the affected funds for the entirety of the overpayment plus interest. During the third quarter of 2025, we resolved this matter with the service provider and recovered a portion of the overbilled amounts. We have adjusted operating income to exclude these amounts. We believe adjusting for these costs is useful for our investors and other users of our financial statements as such presentation appropriately reflects the non-core nature of this expenditure or recovery.

We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

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Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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